Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 7, 2016

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Holiday Sales

PHILADELPHIA, PA, January 7, 2016 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net sales for the 2 and 11 months ended December 31, 2015.

Total Company net sales for the two months were flat over the same period last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, decreased 2%. Comparable Retail segment net sales increased 2% at Free People and decreased 2% at Urban Outfitters and the Anthropologie Group, respectively. Wholesale segment net sales increased 40% partially due to delayed shipments from the third quarter carrying over into the fourth quarter. The Company is now current on all Wholesale segment shipments and does not anticipate any further delays.

“We continued to experience strong direct-to-consumer growth at all our Brands during this Holiday season,” said Richard A. Hayne, Chief Executive Officer. “These gains were offset by weaker store sales which we believe was driven by declining store traffic. Highly effective inventory management by our merchant teams will leave us with clean inventories heading into the spring season,” finished Mr. Hayne.

For the eleven months ended December 31, 2015, total Company net sales increased 4% over the same period last year. Comparable Retail segment net sales increased 2%. Wholesale segment net sales increased 15%.

During the eleven months ended December 31, 2015, the Company opened a total of 29 new stores including: 13 Anthropologie stores, 12 Free People stores, and 4 Urban Outfitters stores; and closed 2 Urban Outfitters stores and 1 Free People store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 240 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 219 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 113 Free People stores in the United States and Canada, catalogs and websites; and Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide, as of December 31, 2015.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###